Exhibit 23.2

[SULLIVAN & CROMWELL LLP LETTERHEAD]

July 6, 2009

KeyCorp

127 Public Square

Cleveland, Ohio 44114-1306

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”) of common shares, par value $1.00 per share (the “Common Shares”), of KeyCorp, an Ohio corporation (the “Company”), issuable upon exchange for certain series of trust preferred securities described in a Registration Statement on Form S-4, as amended from time to time, filed by the Company with the Securities and Exchange Commission (as amended, the “Registration Statement”), we hereby consent to the filing of the opinion dated June 12, 2002 as exhibits 8.2 and 8.3 to the Registration Statement and to the reference to us under the heading “Material U.S. Federal Income Tax Consequences” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act. We note that such opinion speaks only as of its date.

Very truly yours,

/s/ Sullivan & Cromwell LLP